Exhibit 10.68
SUMMARY OF TERMS OF
SOLEXA, INC.
2005-2006 BONUS PLAN
I.       OBJECTIVES
A.	Focus the employees of Solexa, Inc., a Delaware corporation (“Solexa”) on a shared set of goals.
B.	Retain key staff and improve competitiveness in recruitment.
II.     ELIGIBILITY
A.	All employees of Solexa and its subsidiaries who are employed full-time between March 31, 2006 and the applicable bonus payment date are eligible to participate in the 2005-2006 Bonus Plan (the “Plan”).
III.    CALCULATION OF TARGET BONUSES
A.	Eligible employees will be entitled to a target bonus based on the sum of such employee’s salary earned during a period of time to be set by either the Board of Directors of Solexa (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) multiplied by the target percentage for each employee, also as determined by the Board or Compensation Committee.
B.	The degree to which target bonuses are earned will be determined based on the achievement of objectives relating to the timing and amount of revenues from Solexa’s SBS instrumentation systems to be set by either the Board or the Compensation Committee.
IV.    OTHER PROVISIONS
A.	The payment of bonuses to director-level employees and above shall also be contingent upon the achievement of specified cash flow targets
B.	The Board or Compensation Committee shall have the discretion to adjust the targets and bonus payments light of changing circumstances and to amend or cancel the Plan at any time.